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                                                  EXHIBIT 99.1

                          CONSENT

The undersigned, a director of Mobile Gas Service Corporation ("Mobile Gas"), hereby consents (i) to being named as a prospective director of EnergySouth, Inc. ("EnergySouth") in the Proxy Statement /Prospectus of EnergySouth and Mobile Gas relating to the Annual Meeting of Stockholders of Mobile Gas to be held on January 30, 1998, and (ii) to his election as a director of EnergySouth, for the term indicated in such Proxy Statement /Prospectus, prior to effectiveness of the Merger provided for in the Agreement and Plan of Merger attached to such Proxy Statement /Prospectus as Appendix A.

The undersigned understands that (i) he will be elected a director of EnergySouth if and only if he is, at the time of such election, serving as a director of Mobile Gas, and (ii) he will be elected to serve as a director of EnergySouth (subject to removal, resignation, death, or disability) for the term indicated in such Proxy Statement /Prospectus.

December 5, 1997



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